Exhibit 99.1

NORTH PENN BANCORP, INC. REPORTS
RECORD SECOND QUARTER 2010 RESULTS

Scranton, Pennsylvania - North Penn Bancorp, Inc. (the “Company”) (OTCBB: NPBP), the holding company for North Penn Bank, today reported net income of $353,000 for the second quarter of 2010, as compared to a net loss of $2,000  reported in the second quarter of 2009. For the first six months of 2010, net income for the Company was $575,000, up 159% compared to $222,000 reported for the same period in 2009. Diluted net income per common share for the second quarter of 2010 amounted to $0.27 per share.  Diluted net income per common share for the first half of 2010 was $0.44, up 175% over the $0.16 earned a year earlier.

Frederick L. Hickman, President and Chief Executive Officer, stated, “We are pleased that we are continuing to experience improving profitability trends over the last few quarters. Earnings for our franchise show significant improvement, reflecting active management of our business. We recorded significant loan growth during the first half of 2010 while increasing our net interest income and reducing non-accrual loans. We continue to build shareholder value with our earnings, our recent increase in our cash dividend, our payment of a special cash dividend and by our stock repurchase program. As positive as this is, we still see instability in the economy and will continue to keep close tabs on our loan portfolios and on our expenses.”

Net interest income for the second quarter ended June 30, 2010 increased $338,000, or 31.2%, as compared to the quarter ended June 30, 2009.  Net interest income increased $435,000 or 19.5%, to $2.7 million for the first half of 2010 from $2.2 million for the comparable 2009 period.  Increased volume of loans and the Company’s continued focus on improvements in deposit mix were the primary reasons for the increase in interest income.

For the three months ended June 30, 2010, the provision for loan losses was $162,000, a $124,000 or 326% increase over the $38,000 provision for the same period in 2009.  The provision charged to current earnings was $201,000 for the six months ended June 30, 2010, an $111,000 or 123.3% increase as compared to a provision for loan losses of $90,000 for the six months ended June 30, 2009.  The increase for both periods is primarily due to the Company’s increasing commercial portfolio and concern over the strength of economic recovery. Net charge-offs for the six months ended June 30, 2010 were $121,000 as compared with $55,000 for the same period in 2009 and $161,000 for the full year ending December 31, 2009.  The allowance for loan losses as a percent of total loans was 1.29% at June 30, 2010 compared to 1.28% at December 31, 2009.   At June 30, 2010, nonperforming loans totaled $1.3 million, compared to $1.8 million at December 31, 2009.

Non-interest income increased $102,000 or 96.2% to $208,000 for the three months ended June 30, 2010 compared to $106,000 for the three months ended June 30, 2009.  For the six months ended June 30, 2010, non-interest income totaled $280,000, an increase of $59,000 or 26.7% compared to the same period in 2009. The increase in non-interest income for the three and six months ended June 2010 compared to the same periods in 2009 was primarily attributed to a pre-tax gain of $95,000 due to the sale of mortgage loans.

Non-interest expense decreased $165,000 or 13.9%, to $1.0 million for the three months ended June 30, 2010 compared to $1.2 million for the three months ended June 30, 2009.  For the six months ended June 30, 2010, non-interest expense totaled $2.0 million, a $45,000 or 2.2% decrease over the same period in 2009.  The primary reason for the decrease in both periods was the FDIC’s special assessment of five basis points on each FDIC-insured depository institution's assets on June 30, 2009. FDIC insurance expense for both the three and six month periods in 2010 decreased by $95,000 and $46,000, respectively over the same period in 2009.  Occupancy and furniture expense, professional fees and all other expenses collectively declined $72,000 and $80,000 for the three and six month periods ending June 30, 2010 as compared with same periods in 2009.  Salary and employee benefits increased $2,000 and $81,000 for the three and six month period ending June 30, 2010 as compared with similar 2009 periods.

At June 30, 2010, total assets of $161.9 million represented $5.6 million or 3.6%, increase as compared to December 31, 2009.  Net loans increased $5.0 million, or 4.4% at June 30, 2010 as compared to December 31, 2009.  Total deposits increased $5.5 million, or 4.4%, at June 30, 2010 as compared to December 31, 2009.  Total stockholders equity at June 30, 2010 totaled $19.4 million at June 30, 2010 and $19.3 million at December 31, 2009.

North Penn Bancorp, Inc. has five offices in Lackawanna and Monroe counties.  Its stock symbol is NPBP.OB.

Contact: Frederick L. Hickman, President and CEO
(570) 344-6113

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area, the ability to operate new branch offices profitably, the ability to effectively and efficiently integrate acquisitions and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2009, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA
unaudited	June 30,	December 31,
	2010	2009
	(Dollars in thousands)

Total assets	$161,916	$156,327
Investment securities	17,822	19,398
Loans, net	119,579	114,546
Deposits	129,536	124,055
Borrowings	12,000	12,000
Stockholder's equity	19,400	19,270

SELECTED OPERATING DATA	For the three months ended		For the six months ended
unaudited	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009
	(Dollars in thousands)		(Dollars in thousands)

Interest income	$2,045	$1,886	$4,006	$3,814
Interest expense	627	806	1,342	1,585
Net interest income	1,418	1,080	2,664	2,229
Provision for loan losses	162	38	201	90
Net interest income after provision for loan losses	1,256	1,042	2,463	2,139
Non-interest income	208	106	280	221
Non-interest expense	1,022	1,187	2,023	2,068
Income before taxes	442	(39)	720	292
Provision for income taxes	89	(37)	145	70
Net income	353	(2)	575	222

	unaudited
	June 30,	December 31,
dollars in thousands	2010	2009
Non-performing commercial and mortage loans	$1,231	$1,710
Non-performing consumer loans	27	64
Total non-performing loans	1,258	1,774
Foreclosed real estate	88	88
Total non-performing assets	1,346	1,862

Total non-performing loans to total loans	1.04%	1.53%
Total non-performing loans to total assets	0.78%	1.13%
Allowance for loan loss as percentage of total loans	1.29%	1.28%